UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2003

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia (State or Other Jurisdiction of Incorporation)	1-10258 (Commission File Number)	54-1497771 (I.R.S. Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia (Address of Principal Executive Offices)	23225 (Zip Code)

Registrant’s telephone number, including area code: (804) 330-1000

Item 7.	Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release, dated April 21, 2003 (furnished pursuant to Item 9).

Item 9.	Regulation FD Disclosure

        This Current Report on Form 8-K and the earnings press release attached hereto are being furnished by Tredegar Corporation pursuant to Item 12 of Form 8-K, in accordance with SEC Release Nos. 33-8216; 34-47583, insofar as they disclose historical information regarding our results of operations or financial condition for the first quarter of 2003.

        On April 21, 2003, Tredegar Corporation announced its results of operations for the first quarter of 2003. Furnished as Exhibit 99.1 and incorporated herein by reference is the press release by Tredegar Corporation containing that announcement.

        The announcement includes the non-GAAP financial measures discussed below.

        Net income and earnings per share for continuing operations have been presented separately for manufacturing operations, Therics and unusual items. We have also presented EBITDA by business segment with reconciliation to the comparable GAAP measure. We have included these non-GAAP financial measures in our earnings announcement in order to provide transparency to investors and enhance period-to-period comparability of performance.

        EBITDA represents income from continuing operations before interest, taxes, depreciation, amortization and unusual items. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). EBITDA is the unlevered (debt-free) operating cash flow generated by a company, and is commonly used when comparing relative enterprise values of manufacturing companies. It is also a measure of debt capacity commonly used by lenders. When comparing the valuations of a peer group of manufacturing companies, enterprise value is often expressed as a multiple of EBITDA. We believe EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, measures of which may vary among peer companies.

        In accordance with General Instruction B.6 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2003	TREDEGAR CORPORATION By: /s/ D. Andrew Edwards ———————————————— D. Andrew Edwards Vice President, Finance and Treasurer

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